Exhibit 99.1

China Security & Surveillance Technology, Inc. Maintains Momentum with
Government Customers Throughout China and Continues to See
Seasonality in its Financial Results

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Strong government demand for security and surveillance solutions in E-city projects highlighted by three significant framework agreements

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Seasonality consistent with historical trends and likely to continue with meaningful revenues and earnings concentration in the second half of the year

SHENZHEN, China, Mar. 9, 2010 -- China Security & Surveillance Technology, Inc. ("CSST") (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated security and surveillance solution provider in China, today announced that it expects revenues and earnings to continue to exhibit seasonality in 2010 and subsequent years as its customer and revenue mix shifts to more government installation contracts. CSST continues to see strong demand from government customers in China, as highlighted by three recent E-city framework agreements. With the continued growth in government customers, the seasonality of revenues and earnings is expected to be more heavily concentrated in the second half of the year.

Consistent with its 2009 full-year results, CSST expects that the majority of its earnings will be recognized in the second half of the year 2010. Additionally, CSST has historically generated nominal net earnings in the first quarter and anticipates similar results in the first quarter of 2010. This seasonality is mainly caused by the Chinese New Year, which lasts ten days, and other holidays that occur in the first quarter. Additionally, CSST’s customer base is increasingly comprised of government customers. Revenues in the government sector tend to be skewed to the latter part of the year, largely driven by government budgeting practices.

CSST continues to show momentum in new government projects. CSST announced that it has recently entered into three E-city framework agreements:

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Phase one framework agreement for the Tongling City E-city development, with a project valued at approximately RMB 77 million (approximately US$ 11.3 million): It entails the development and installation of a traffic management platform, a city geographic information platform, and data sharing and transfer systems. CSSTwill act as the sole project manager for the Tongling E-city development.

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Phase one framework agreement for a major digitization project for the Dantu area of Zhenjiang City, with a project valued at approximately RMB 250 million (approximately US$ 36.6 million): As part of the Zhenjiang City E-city development, this project entails the build-out of a video surveillance system, and data storage and transfer systems. CSST will act as the sole project manager for the Zhenjiang E-city development.

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Framework agreement for the Changchun City E-city development, with the total project valued at approximately RMB 1.5 billion (US$ 219.4 million).

CSST expects the three projects to be deployed over the next two to three years. The detailed execution time and value of these E-city projects will be subject to installation arrangements separated into several phases, and corresponding revenues will be recognized upon completion of each phase.

Mr. Guoshen Tu, Chairman and Chief Executive Officer of CSST, commented, "CSST is very proud to have secured framework agreements for E-city projects with these three cities. Our continued momentum in government customers and strong backlog show CSST’s leadership in the implementation of video surveillance and emergency response solutions as well as digitalization projects for major cities around China."

For the full year 2010, CSST reaffirms its revenue projection of $800 to $820 million and diluted earnings per share of $1.15 to $1.20. The Company had backlog of unfilled orders of $193 million as of December 31, 2009 compared to $89 million as of December 31, 2008, representing an increase of 117.8%.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning our expected revenues from the framework contracts, our expected financial performance and strategic and operational plans, our future operating results, our expectations regarding the market for surveillance and safety products, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as 'will,' 'believes,' 'expects' or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ('SEC'), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov

For more information, please contact:
Company Contact:
Terence Yap, Chief Financial Officer and Vice Chairman
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com